Exhibit 99.1

Blueknight Declares Quarterly Distributions on Common Units and Preferred Units

TULSA, Okla, January 24, 2012 -- Blueknight Energy Partners, L.P. (NASDAQ: BKEP and BKEPP) (“BKEP” or the “Partnership”), a midstream energy company focused on providing integrated services for companies engaged in the production, distribution and marketing of crude oil, asphalt and other petroleum products, announced today that the board of directors of its general partner has declared quarterly cash distributions of $0.11 per common unit and $0.17 per preferred unit payable on February 14, 2012 on all outstanding common and preferred units to unit holders of record as of the close of business on February 3, 2012.  The common unit distribution represents the first quarterly cash distribution made on the Partnership’s common units since May 2008.  The distribution on the preferred units reflects a pro rata distribution rate during the fourth quarter of 2011 of 2.125% of the issue price of $6.50 per unit through October 24, 2011 and 2.75% beginning October 25, 2011 (and for future periods).

 "The resumption of common unit distributions marks a significant achievement for our company," said Alex Stallings, BKEP’s Chief Financial Officer and Secretary.   "People have worked tirelessly over the past few years to be in a position to resume distributions.  We are enthusiastic with where we are as a company and with our ability to build unitholder value."

Forward-Looking Statements

This release may include forward-looking statements. Statements included in this release that are not historical facts are forward-looking statements. Such forward-looking statements are subject to various risks and uncertainties. These risks and uncertainties include, among other things, uncertainties relating to the Partnership’s future cash flows and operations, the Partnership’s ability to pay future distributions, future market conditions, current and future governmental regulation, future taxation and other factors discussed in the Partnership’s filings with the SEC. If any of these risks or uncertainties materializes, or should underlying assumptions prove incorrect, actual results or outcomes may vary materially from those expected. The Partnership undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

About Blueknight Energy Partners, L.P.

BKEP owns and operates a diversified portfolio of complementary midstream energy assets consisting of approximately 8.1 million barrels of crude oil storage located in Oklahoma and Texas, approximately 6.7 million barrels of which are located at the Cushing Oklahoma Interchange, approximately 1,285 miles of crude oil pipeline located primarily in Oklahoma and Texas, approximately 300 crude oil transportation and oilfield services vehicles deployed in Kansas, Colorado, New Mexico, Oklahoma and Texas and approximately 7.4 million barrels of combined asphalt product and residual fuel oil storage located at 44 terminals in 22 states. BKEP provides integrated services for companies engaged in the production, distribution and marketing of crude oil, asphalt and other petroleum products. BKEP is based in Oklahoma City, Oklahoma and Tulsa, Oklahoma. For more information, visit the Partnership’s web site at www.bkep.com.

Contact:

BKEP Investor Relations
918-237-4032
investor@bkep.com

or

BKEP Media Contact:
Brent Gooden (405) 715-3232 or (405) 818-1900